                                    EXHIBIT 3
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


                                                     Number of           Number of Shares         Percent of Class
          Name of Reporting Person                    Shares                (Indirect)              Beneficially
                                                   (Direct) (5)                                      Owned (1)
----------------------------------------------    ----------------     ----------------------    -------------------
Mayfield IX,                                      1,992,489 (2)        -0-                             11.8%
a Delaware Limited Partnership

Mayfield IX Management, L.L.C.                    -0-                  2,097,357(2)(3)                 12.4%

Mayfield Associates Fund IV, a Delaware           104,868 (3)          -0-                              0.6%
Limited Partnership

Yogen K. Dalal                                    -0-                  2,342,894(4)(6)                 13.9%

F. Gibson Myers, Jr.                              -0-                  2,097,357 (4)                   12.4%

Kevin A. Fong                                     -0-                  2,342,894 (4)(6)                13.9%

William D. Unger                                  -0-                  2,342,894 (4)(6)                13.9%

Wendell G. Van Auken, III                         -0-                  2,342,894 (4)(6)                13.9%

Michael J. Levinthal                              -0-                  2,342,894 (4)(6)                13.9%

A. Grant Heidrich, III                            -0-                  2,097,357 (4)                   12.4%

Wende S. Hutton                                   -0-                  2,342,894 (4)(6)                13.9%

Allen L. Morgan                                   267,440              2,097,357 (4)                   14.0%

Total                                             2,610,334                                            15.5%

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(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of shares outstanding as reported in the Issuer's Form 10-Q for the quarter ended September 30, 2001.

(2) Represents shares held directly by Mayfield IX, of which Mayfield IX Management, L.L.C. is the sole General Partner.

(3) Represents shares held directly by Mayfield Associates Fund IV, of which Mayfield IX Management, L.L.C. is the sole General Partner.

(4) Includes shares held directly by Mayfield IX and Mayfield Associates Fund
IV. The individual Reporting Persons listed, other than Mr. Morgan, are Managing Directors of Mayfield IX Management, L.L.C., which is the general partner of Mayfield IX and Mayfield Associates Fund IV. Mr. Morgan is a nonmanaging member of Mayfield IX Management, and he disclaims beneficial ownership of shares held directly by Mayfield IX and Mayfield Associates Fund IV. The individual Reporting Persons, other than Mr. Morgan, may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield IX and Mayfield Associates Fund IV, but disclaim such beneficial ownership.

(5) Each individual Reporting Person expressly disclaims that he or she is the beneficial owner of any shares which are held by any other individual Reporting Person in his or her individual capacity.

(6) Includes 245,537 shares held in Book Trust, a trust for which the individual Reporting Persons, other than Mr. Myers, Mr. Heidrich, and Mr. Morgan, serve as trustees, and of which the individual Reporting Persons or their family trusts, other than Mr. Myers, Mr. Heidrich, and Mr. Morgan, are trustors and beneficiaries. The individual Reporting Persons, other than Mr. Myers, Mr. Heidrich, and Mr. Morgan, may be deemed to have shared voting and dispositive power over the shares held in Book Trust, but disclaim such beneficial ownership.

                                       Page 19 of 19 pages.